Filed Pursuant to Rule 433
Registration Nos. 333-280854 and 333-280854-01

$1 billion Synchrony Card Issuance Trust (SYNIT 2026-A2) Co-Brand/Retail Card ABS

Joint Bookrunners :	RBC (str), BofA, Mizuho
Co-Managers :	Barclays, TD Securities
Active Co-Managers:	Academy, CastleOak, R. Seelaus

ANTICIPATED CAPITAL STRUCTURE

CLS SIZE($MM)	WAL	S/F*	E-FIN	L-FIN	BENCH	SPRD	YLD	CPN	PRICE

A 1000.000	2.93	AAA/AAA	07/16/29	07/15/32	I-CRV	+49	4.746%	4.69%	99.97334%

*Expected Ratings

-TRANSACTION DETAILS-
Expected Pricing : PRICED	Offered Size : $1.0 billion
Expected Settlement : 8/12/26	Format : Public/SEC Registered
First Payment Date : 9/15/26	ERISA Eligible : Yes
Expected Ratings : S&P/Fitch	Risk Retention : US – Yes
Bloomberg Ticker : SYNIT 2026-A2	: EU - EU Article 6(3)(b) retention / No Article 7 compliance
BBERG SSAP : SYNIT262	Min Denoms : $10k x $1k
Bill & Deliver : RBC

-MARKETING MATERIALS-

Preliminary Prospectus and FWP (attached)

-SECURITY INFORMATION-

Cusip:	87166PAT8
ISIN :	US87166PAT84

The depositor has filed a registration statement (including a prospectus) (File No. 333-280854) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-375-6829.

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